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Number: BC0333274

CERTIFICATE
OF
CHANGE OF NAME

BUSINESS CORPORATIONS ACT

I Hereby Certify that BASSETT VENTURES INC. changed its name to ARRIS RESOURCES INC. on June 13, 2007 at 02:30 PM Pacific Time.

Issued under my hand at Victoria, British Columbia
On June 13, 2007

RON TOWNSHEND
Registrar of Companies
Province of British Columbia
Canada